EXHIBIT B

CORPDAL:55492.1 13085-00001

86 Trinity Place
New York, New York 10006-1881
Tel.:  212  306-1432
Fax:  212  306-2045

                                    EXHIBIT B

Michael S. Emen
Vice President & Counsel - Securities
Legal & Regulatory Policy Division


         American
         Stock Exchange             September 24, 1996

Mr. J. H. Pyne
President
Kirby Corporation
1775 St. James Place
Suite 300
Houston, Texas 77251

Dear Mr. Pyne:

We have reviewed a copy of the resolution adopted by the Board of Directors of Kirby Corporation on July 16, 1996 which authorizes the withdrawal of the Company's Common Stock from listing and registration on the Exchange. On the basis of that resolution, we have determined not to interpose an objection to your filing an application with the Securities and Exchange Commission to remove the Company's Common Stock from listing on the Amex. As provided by SEC Rule 12d2-2, a copy of this application should be sent to the attention of Charles Stevens at the Exchange.

We also wish to advise that in view of the Company's pending listing on the New York Stock Exchange, we will not require the Company to give its stockholders prior notice of its intention to file such application.

Should you have any further questions regarding this matter, please do not hesitate to contact Mr. Stevens at (212) 306-1480.

Sincerely,


/s/  Michael S. Emen


MSE/rg





AMEX

CORPDAL:55492.1 13085-00001